EXHIBIT 99.1

TPI Composites, Inc. Announces Fourth Quarter and Full Year 2023 Earnings Results; Enhanced Liquidity Position and Projects Improved Profitability for the Second Half of 2024

SCOTTSDALE, Ariz., Feb. 22, 2024 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the fourth quarter and full year ended December 31, 2023.

“Once again, we demonstrated our ability to navigate a challenging macro environment and finished 2023 with $161 million of unrestricted cash, resulting from a significant improvement in working capital. Throughout the year, we took advantage of the opportunity to strengthen our strategic position ahead of the wind market’s anticipated recovery and improve our liquidity,” said Bill Siwek, President and CEO of TPI Composites. “Our recently announced refinancing of Oaktree’s Series A Preferred Stock holdings provides TPI with approximately $190 million of improved liquidity through the life of the loan, permanently reduced future obligations by up to $90 million and gives us greater financial flexibility to execute on our strategic initiatives in 2024 and beyond.”

“In the fourth quarter, we deepened our relationships with our customers as evidenced by the recent contract expansions and extensions with GE Vernova in Mexico and Nordex in Türkiye. We are encouraged by the improved financial results and business outlooks from our customers. While we anticipate 2024 to be a transitional year for us, we do expect to have improved financial performance during 2024 compared to 2023 with profitability improving significantly in the second half of 2024 compared to the first half of 2024. We believe volume will begin to accelerate at the end of 2024 and into 2025 and position us for Adjusted EBITDA levels north of $100 million on an annualized basis beginning in 2025.”

“Our team at TPI did a tremendous job implementing our quality improvement initiatives over the back half of last year and we remain focused on operational execution and meeting our customers’ needs. While we continue to see some near-term challenges for the industry, we believe we are in excellent position to deliver for our customers and shareholders.”

Fourth Quarter 2023 Results and Recent Business Highlights

  Net Sales totaled $297.0 million for the three months ended December 31, 2023, a decrease of 26.2% over the same period last year.
  Net Income from continuing operations attributable to common stockholders was $11.6 million for the three months ended December 31, 2023, compared to a loss of $41.9 million in the same period last year.
  Adjusted EBITDA was a loss of $28.1 million for the three months ended December 31, 2023, a decrease of $49.2 million over the same period last year.
  Refinanced Oaktree’s outstanding Series A Preferred Stock holdings into a Senior Secured Term Loan.
  Extended and expanded supply agreements with Nordex in Türkiye.
  Expanded supply agreements with GE Vernova in Mexico with additional production lines in a third facility within TPI’s Juarez campus.

KPIs from continuing operations	4Q’23	4Q’22	FY’23	FY’22
Sets[1]	602	649	2,584	2,441
Estimated megawatts[2]	2,632	2,828	11,382	10,736
Utilization[3]	87%	71%	82%	80%
Dedicated manufacturing lines[4]	37	36	37	36
Manufacturing lines installed[5]	37	36	37	36

1. Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
2. Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
3. Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
4. Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
5. Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

Fourth Quarter 2023 Financial Results from Continuing Operations

Net sales for the three months ended December 31, 2023, decreased 26.2% to $297.0 million as compared to $402.3 million in the same period in 2022, due to the following:

  Net Sales of wind blades, tooling and other wind related sales (“Wind”) decreased by $96.9 million, or 25.6%, to $281.8 million for the three months ended December 31, 2023, as compared to $378.6 million in the same period in 2022. The decrease in sales was partially due to a reduction in wind blade inventory included in contract assets driven by working capital initiatives. The inventory reduction significantly impacted net sales of Wind for the quarter ended December 31, 2023 as lower blade inventory costs directly correlate to lower revenue under the cost-to-cost revenue recognition method for our blade contracts.   Sales were also negatively impacted as we had to significantly slow down production at a plant for approximately 10 weeks, including a shutdown of four weeks, due to out-of-spec material we received from a supplier and we ramped down five lines in preparation for transitions that will occur in early 2024. These decreases were partially offset by higher average selling prices.
  Automotive sales decreased by $7.3 million, or 73.4%, to $2.6 million for the three months ended December 31, 2023, as compared to $9.9 million in the same period in 2022. This decrease was primarily due to a reduction in Proterra bus body deliveries due to Proterra’s bankruptcy.
  Field service inspection and repair services (“Field Services”) sales decreased $1.1 million, or 8.2%, to $12.6 million for the three months ended December 31, 2023, as compared to $13.7 million in the same period in 2022. While we have been able to divert many of our Field Services technicians away from warranty related work to revenue generating services in the quarter, our Field Services sales continue to be negatively impacted by the warranty campaign we disclosed in the second quarter of 2023.

Net income attributable to common stockholders was $11.6 million for the three months ended December 31, 2023, compared to a loss of $41.9 million in the same period in 2022. During the three months ended December 31, 2023, we recorded a gain on extinguishment of $82.6 million associated with the refinancing of our Series A Preferred Stock into a Senior Secured Term Loan.   Net income attributable to common stockholders includes $11.7 million of Series A Preferred Stock dividends for the three months ended December 31, 2023. Net loss attributable to common stockholders includes $15.2 million of Series A Preferred Stock dividends for the three months ended December 31, 2022.

Net income per common share was $0.27 for the three months ended December 31, 2023, compared to a net loss per common share of $1.00 for the same period in 2022.

Adjusted EBITDA for the three months ended December 31, 2023, was a loss of $28.1 million as compared to a gain of $21.2 million during the same period in 2022. Adjusted EBITDA margin decreased to a loss of 9.4% for the three months ended December 31, 2023, as compared to a positive margin of 5.3% during the same period in 2022. The decrease in adjusted EBITDA for the three months ended December 31, 2023, as compared to the same period in 2022, was primarily driven by the volume reduction, increased costs related to quality initiatives, and higher startup and transition costs.

Full Year 2023 Financial Results

Net sales for the year ended December 31, 2023, decreased 4.4% to $1,455.2 million as compared to $1,522.7 million in 2022, due to the following:

  Net Sales of Wind decreased by $29.5 million, or 2.1%, to $1,394.3 million for the year ended December 31, 2023, as compared to $1,423.8 million in 2022. The decrease was due primarily to a reduction in wind blade inventory included in contract assets driven by working capital initiatives. The inventory reduction significantly impacted net sales of Wind for the year ended December 31, 2023 as lower blade inventory costs directly correlate to lower revenue under the cost-to-cost revenue recognition method for our blade contracts. Sales were also negatively impacted as we had to significantly slow down production at a plant for approximately 10 weeks, including a shutdown of four weeks, due to out-of-spec material we received from a supplier and we ramped down five lines in preparation for transitions that will occur in early 2024. These decreases were partially offset by an increase in the number of wind blades produced, increased average sales prices, favorable foreign currency fluctuations, and an increase in tooling sales.
  Automotive sales decreased by $21.2 million, or 48.2%, to $22.8 million for the year ended December 31, 2023 as compared to $44.0 million in 2022, primarily due to a decrease in the number of composite bus bodies produced as a result of the Proterra bankruptcy during the third quarter of 2023 and a decrease in sales of other automotive products due to our customers’ supply chain constraints and delays in transitions of new product launches.
  Field Services sales decreased $16.8 million, or 30.6%, to $38.1 million for the year ended December 31, 2023 as compared to $54.9 million in 2022, primarily due to a reduction in technicians deployed to revenue generating projects due to an increase in time spent on non-revenue generating inspection and repair activities.

Net loss attributable to common stockholders was $172.3 million for the year ended December 31, 2023, compared to a net loss of $114.5 million in 2022. The net loss attributable to common stockholders includes a $82.6 million gain associated with the refinancing of our Series A Preferred Stock into a Senior Secured Term Loan for the year ended December 31, 2023. The net loss attributable to common stockholders includes $58.5 million and $58.9 million of Series A Preferred Stock dividends for the years ended December 31, 2023 and 2022, respectively.

The net loss per common share was $4.04 for the year ended December 31, 2023, compared to a net loss per common share of $2.73 in 2022.

Adjusted EBITDA for the year ended December 31, 2023, totaled a loss of $85.9 million compared to income of $37.9 million in 2022. This decrease was primarily due to the warranty campaign we announced in the second quarter, credit losses and charges related to the bankruptcy of Proterra, higher inspection and repair costs, diverting Field Services technicians to warranty related effort and away from revenue generation work, and lower sales, partially offset by higher average blade selling prices.

On December 31, 2023, we had unrestricted cash and cash equivalents of $161.1 million. Net cash used in operating activities for the year ended December 31, 2023, was $81.0 million compared to $62.3 million in 2022. Net cash used in investing activities was $23.3 million for the year ended December 31, 2023, as compared to $18.8 million in 2022.

Capital expenditures were $36.1 million for the year ended December 31, 2023, as compared to $18.8 million in 2022. Our capital expenditures primarily relate to machinery and equipment and expansion and improvements to our existing facilities. In 2023, we also made investments in wind turbines to power one of our facilities in Türkiye.

2024 Guidance

Guidance for the full year ending December 31, 2024:

Guidance	Full Year 2024
Net Sales from Continuing Operations	$1.3 billion - $1.4 billion
Adjusted EBITDA Margin % from Continuing Operations	1% - 3%
Utilization %	75% to 80% (based on 36 lines installed)
Capital Expenditures	$25 - $30 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, February 22nd, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-844-825-9789, or for international callers, 1-412-317-5180. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 10185683. The replay will be available until March 7, 2024. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and automotive markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA, a non-GAAP financial measure, as net income or loss from continuing operations plus interest expense net, income taxes, depreciation and amortization, preferred stock dividends and accretion less gain on extinguishment on series A preferred stock. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, plus or minus any foreign currency losses or income, plus or minus any losses or gains from the sale of assets and asset impairments, plus any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We provide forward-looking statements in the form of guidance in our quarterly earnings releases and during our quarterly earnings conference calls. This guidance is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for our performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, we exclude certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results. See the Reconciliation of Non-GAAP Measures for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022

Net sales	$296,986	$402,276	$1,455,183	$1,522,741
Cost of sales	317,107	383,060	1,520,974	1,482,428
Startup and transition costs	11,583	3,251	21,757	25,668
Total cost of goods sold	328,690	386,311	1,542,731	1,508,096
Gross profit (loss)	(31,704)	15,965	(87,548)	14,645
General and administrative expenses	6,623	9,771	49,133	32,349
Loss on sale of assets and asset impairments	6,593	3,700	21,862	9,842
Restructuring charges, net	1,560	653	5,050	263
Income (loss) from continuing operations	(46,480)	1,841	(163,593)	(27,809)
Other income (expense):
Interest expense, net	(6,078)	(2,157)	(12,112)	(5,029)
Foreign currency income (loss)	(1,884)	(9,735)	(5,162)	4,571
Miscellaneous income	430	1,333	1,976	2,330
Total other income (expense)	(7,532)	(10,559)	(15,298)	1,872
Loss before income taxes	(54,012)	(8,718)	(178,891)	(25,937)
Income tax provision	(5,357)	(17,935)	(17,562)	(29,613)
Net loss from continuing operations	(59,369)	(26,653)	(196,453)	(55,550)
Preferred stock dividends and accretion	(11,651)	(15,245)	(58,453)	(58,903)
Gain on extinguishment of Series A Preferred Stock	82,620	—	82,620	—
Net income (loss) from continuing operations attributable to common stockholders	11,600	(41,898)	(172,286)	(114,453)
Net income (loss) from discontinued operations	1,769	(15,875)	(5,326)	(9,755)
Net income (loss) attributable to common stockholders	$13,369	$(57,773)	$(177,612)	$(124,208)

Weighted-average common shares outstanding:
Basic	43,334	41,983	42,671	41,959
Diluted	43,420	41,983	42,671	41,959

Net income (loss) from continuing operations per common share:
Basic	$0.27	$(1.00)	$(4.04)	$(2.73)
Diluted	$0.27	$(1.00)	$(4.04)	$(2.73)

Net income (loss) from discontinued operations per common share:
Basic	$0.04	$(0.38)	$(0.12)	$(0.23)
Diluted	$0.04	$(0.38)	$(0.12)	$(0.23)

Net income (loss) per common share:
Basic	$0.31	$(1.38)	$(4.16)	$(2.96)
Diluted	$0.31	$(1.38)	$(4.16)	$(2.96)

Non-GAAP Measures (unaudited):
EBITDA	$(38,863)	$2,881	$(127,910)	$17,864
Adjusted EBITDA	$(28,053)	$21,151	$(85,920)	$37,857

TPI COMPOSITES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	December 31,
(in thousands)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$161,059	$133,546
Restricted cash	10,838	9,854
Accounts receivable	138,029	184,809
Contract assets	112,237	215,939
Prepaid expenses	17,621	29,119
Other current assets	34,564	26,052
Inventories	9,420	10,661
Assets held for sale	17,787	—
Current assets of discontinued operations	1,520	35,182
Total current assets	503,075	645,162
Noncurrent assets:
Property, plant, and equipment, net	128,808	136,841
Operating lease right of use assets	136,124	152,312
Other noncurrent assets	36,073	27,861
Total assets	$804,080	$962,176

Liabilities, Mezzanine Equity and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$227,723	$280,499
Accrued warranty	37,483	22,347
Current maturities of long-term debt	70,465	59,975
Current operating lease liabilities	22,017	22,220
Contract liabilities	24,021	17,100
Liabilities held for sale	1,897	-
Current liabilities of discontinued operations	2,815	54,440
Total current liabilities	386,421	456,581
Noncurrent liabilities:
Long-term debt, net of current maturities	414,728	1,198
Noncurrent operating lease liabilities	117,133	133,363
Other noncurrent liabilities	8,102	10,670
Total liabilities	926,384	601,812
Total mezzanine equity	—	309,877
Total stockholders' (deficit) equity	(122,304)	50,487
Total liabilities, mezzanine equity and stockholders' equity	$804,080	$962,176

Non-GAAP Measure (unaudited):
Net cash (debt)	$(323,218)	$82,042

TPI COMPOSITES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$4,936	$22,823	$(80,972)	$(62,272)
Net cash used in investing activities	(20,291)	(7,340)	(23,301)	(18,832)
Net cash provided by (used in) financing activities	12,965	(1,732)	121,994	(14,597)
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	1,323	359	2,023	(3,448)
Cash, cash equivalents and restricted cash, beginning of period	173,880	138,959	153,069	252,218
Cash, cash equivalents and restricted cash, end of period	$172,813	$153,069	$172,813	$153,069

Non-GAAP Measure (unaudited):
Free cash flow	$(15,355)	$15,483	$(117,109)	$(81,104)

TPI COMPOSITES, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)
EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net income (loss) attributable to common stockholders	$13,369	$(57,773)	$(177,612)	$(124,208)
Net (income) loss from discontinued operations	(1,769)	15,875	5,326	9,755
Net income (loss) from continuing operations attributable to common stockholders	11,600	(41,898)	(172,286)	(114,453)
Preferred stock dividends and accretion	11,651	15,245	58,453	58,903
Gain on extinguishment of Series A Preferred Stock	(82,620)	—	(82,620)	—
Net loss from continuing operations	(59,369)	(26,653)	(196,453)	(55,550)
Adjustments:
Depreciation and amortization	9,071	9,442	38,869	38,772
Interest expense, net	6,078	2,157	12,112	5,029
Income tax provision	5,357	17,935	17,562	29,613
EBITDA	(38,863)	2,881	(127,910)	17,864
Share-based compensation expense	773	4,182	9,916	14,459
Foreign currency loss (income), net	1,884	9,735	5,162	(4,571)
Loss on sale of assets and asset impairments	6,593	3,700	21,862	9,842
Restructuring charges, net	1,560	653	5,050	263
Adjusted EBITDA	$(28,053)	$21,151	$(85,920)	$37,857

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$4,936	$22,823	$(80,972)	$(62,272)
Capital expenditures	(20,291)	(7,340)	(36,137)	(18,832)
Free cash flow	$(15,355)	$15,483	$(117,109)	$(81,104)

Net cash is reconciled as follows:			December 31,
(in thousands)			2023	2022
Cash and cash equivalents			$161,059	$133,546
Cash and cash equivalents of discontinued operations			916	9,669
Total debt, net of debt issuance costs and debt discount			(485,193)	(61,173)
Net cash (debt)			$(323,218)	$82,042